THE CHEFS’ WAREHOUSE, INC.
2019 CASH INCENTIVE PLAN

1.     Purpose of the Plan.
The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of cash incentive awards to certain employees of the Company and its Subsidiaries. The Plan is intended to enable the Company to attract and retain talented employees and to motivate such employees to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.
2.     Definitions.
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:
(a)“Award” means a cash-based incentive award granted pursuant to the Plan.
(b)     “Board” means the Board of Directors of the Company.
(c)     “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
(d)     “Committee” means the Compensation and Human Capital Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.
(e)     “Company” means The Chefs’ Warehouse, Inc., a Delaware corporation, and its Subsidiaries.
(f)     “Participant” means an employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.
(g)     “Performance Period” means the Company’s 2019 fiscal year and/or any portion thereof or longer period designated by the Committee.
(h)     “Plan” means The Chefs’ Warehouse, Inc. 2019 Cash Incentive Plan.
(i)      “Subsidiary” means a direct or indirect wholly-owned subsidiary of the Company.
3.     Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted (including to modify the performance goals applicable to a particular Award, including as a result of a shift in focus or industry standards or to take into account acquisitions and divestitures), to determine the time when Awards will be made, the amount of any payments pursuant to such Awards, and the Performance Period to which they relate, to establish performance goals in respect of such Performance Periods and to determine whether such performance goals were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. The Committee may delegate to one or more employees of the Company or any of its Subsidiaries, including, but not limited to the Company’s Chief Executive Officer, the authority to take actions on its behalf pursuant to the Plan; provided, however, that only the Committee may determine Awards to executive officers.
4.     Eligibility and Participation.
The Committee shall determine the executive officers and, upon the recommendation of the Chief Executive Officer, such other persons who shall be Participants for any Performance Period. Participants shall be selected from among the full-time, salaried employees of the Company and any of its Subsidiaries. The designation of Participants may be made individually or by groups or classifications of employees, as the Committee deems appropriate.
5.     Awards.
(a)     Determination of Target Cash Incentive Awards and Participants. The Committee shall designate all Participants and their target cash incentive awards for such Performance Period, and establish one or more performance goals.
(b)     Performance Goals. Awards under the Plan shall be conditioned on the attainment of written performance goals which may be corporate and/or individual goals. Performance goals may be recommended by the Chief Executive Officer (other than with respect to his Award) and determined and approved by the Board or the Committee for any Performance Periods. The Committee shall determine whether and to what extent each performance goal has been met. In determining whether and to what extent a performance goal has been met, the Committee shall consider the recommendation of the Chief Executive Officer (other than with respect to his Award) and may consider such other matters as the Committee deems appropriate.
(c)     Weighting of Goals. The percentage of any Award payable pursuant to the Plan shall be based on the weights assigned to the applicable performance goal by the Committee.
(d)     Target Cash Incentive Awards. The Committee shall determine and specify a target cash incentive award to be payable pursuant to an Award for each Participant.
(e)     Amount Payable. The amount payable pursuant to an Award shall be determined by the Committee in its sole discretion based on the applicable target cash incentive award, the prescribed weighting of the performance goals, and the Committee’s determination of whether and to what extent each applicable performance goal has been met.
(f)     Performance Target Adjustment. The Committee may adjust the performance target for the year to exclude losses or expenses, including related to any of the following events that occur during the Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals and costs for reorganizations, business acquisitions, and restructuring programs, including legal, due diligence and integration costs as well as transaction bonuses, (v) stock compensation expense, (vi) duplicate occupancy and facility consolidation costs (vii) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (viii) the effect of adverse federal, governmental or regulatory action, or delays in federal, governmental or regulatory action; provided, that the Committee may then exercise its negative discretion to exclude items of income or gain or include appropriate items of loss or expense in determining the final performance target on which the Awards will be paid.
(g)     Payment. As soon as practicable following the close of the Performance Period, the Committee shall certify whether the performance targets have been achieved, and the amount of the Award so certified by the Committee shall be paid to the Participant on a date selected by the Company as soon thereafter as practicable but in no event later than the fifteenth day of the third month following the close of the Performance Period.
(h)     Prorated Payment. Participants in the Plan hired after the start of the Performance Period will, in the Committee’s discretion, be eligible for a prorated payout based on full months of participation at the end of the Performance Period if the performance goals applicable to such Participant are achieved.
(i)     Termination of Employment. Any Participant whose employment is terminated for any reason (e.g., voluntary separation or termination due to misconduct) prior to the payout of Awards under the Plan will not be eligible for distribution of Awards under the Plan.
6.     Amendments or Termination.
The Committee has the right to amend or terminate this Plan in any manner it may deem appropriate in its discretion at any time, including, but not limited to, the ability to include or exclude any employee or group of employees from participation in the Plan, modify the award tiers or percentages or modify or waive performance goals; provided, however, that, in the case of any change to the performance goals, any such change shall be communicated to Participants within 45 days of the effective date of such change; provided further, that, in the case of termination, any earned Awards under the Plan shall be paid to Participants on a prorated basis on the date of termination of the Plan. Furthermore, this Plan does not, nor should any Participant imply that it shall, create a contractual relationship or rights between the Plan, the Company or any Subsidiary thereof or any employee of the Company or any such Subsidiary.
7.     No Right to Employment.
Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.
8.    Nontransferability of Awards.
An Award shall not be transferable or assignable by the Participant other than by will or by the laws of descent and distribution.
9.    Offset of Awards.
Notwithstanding anything to the contrary herein, the Committee, in its sole discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant. Notwithstanding the foregoing, to the extent

Section 409A of the Code is applicable to any Awards under the Plan, such offset shall only be permitted and made in an amount up to that which is permitted under Section 409A of the Code.
10.     Adjustments Upon Certain Events.
In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.
11.     Recoupment of Award.
Each Participant agrees that, if the Company shall so request, such Participant shall return to the Company all or a portion of any Awards paid to such Participant pursuant to the Plan based upon financial information or performance metrics later found to be materially inaccurate. The amount to be recovered shall be equal to the excess amount paid out over the amount that would have been paid out had such financial information or performance metric been fairly stated at the time the payout was made.
12.    No Limit on Other Compensation Arrangements.
Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
13.     Miscellaneous Provisions.
The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants' rights to the payment hereunder shall be no greater than the rights of the Company's (or Subsidiary's) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.
14.     Choice of Law.
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.
15.    Effectiveness of the Plan.
The Plan shall be effective as of the date of its adoption by the Committee.